Contacts: Norman Smagley
                          Senior Vice President & Chief Financial Officer Tina E. Nally-Assistant
                          (847) 267-8777

                          Larry Parnell
                          Amen & Associates
                          (212) 448-4257
FOR IMMEDIATE RELEASE


First Merchants Names Chief Financial Officer and Chief Information Officer

March 6, 1997 Deerfield, IL -- Mitchell Kahn, President and Chief Executive Officer of First Merchants Acceptance Corporation (NASDAQ:FMAC), a national specialty finance company,today announced two senior management appointments.

Thomas R. Ehmann has been appointed Vice President and Chief Information Officer , responsible for the company's management information system and conversion to new automated credit scoring and management systems. Norman Smagley has been elected Senior Vice President and Chief Financial Officer, responsible for all financial functions, investor relations, MIS and the legal department.

"These appointments significantly enhance our management team at First Merchants
 . Tom Ehmann has served the company well as Chief Financial Officer for two years, and his financial expertise and experience fits well with our aggressive technology strategy. Norm Smagley brings a fresh perspective and extensive financial management experience which will be very valuable as we strengthen our infrastructure for the future," said Mr. Kahn.

Prior to joining FMAC, Mr. Smagley served as Vice President, Finance and Chief Financial Officer of Trans Leasing International, a publicly traded lessor of medical and office technology equipment. Prior to Trans Leasing, Mr. Smagley served as Vice President, Treasurer and Corporate Development at Genderm Corporation, a venture capital-backed pharmaceutical company. He also served as Vice President, Acquisition Finance and Vice President, Liability Management at Heller Financial. He began his career at Amoco as a financial analyst. Mr. Smagley received both graduate and undergraduate degrees from the University of Pennsylvania's Wharton School of Business.

Mr. Ehmann joined First Merchants in 1992, and was named Chief Financial Officer in June of 1995. Prior to joining the company, Mr. Ehmann served as Vice President, Finance and Controller for the LINC Group, Inc. and its subsidiary LINC Scientific Leasing. A Certified Public Accountant, Mr. Ehmann began his career with KPMG Peat Marwick in Chicago.

First Merchants Acceptance Corporation is a national specialty finance company, primarily engaged in financing the purchase of used automobiles by consumers who have limited access to traditional sources of credit. The Company acquires dealer-originated retail installment contracts from franchised and independent automobile dealers and financial institutions in 37 states. First Merchants expects to begin offering home equity and other forms of credit to its target markets in 1997.

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